EXECUTION COPY

STOCK PURCHASE AGREEMENT

 BY AND BETWEEN

 ARGAN, INC.

a Delaware corporation

and

WESTERN FILTER CORPORATION

a California corporation

dated as of October 31, 2003

TABLE OF CONTENTS

                                                                                                                                                  Page

ARTICLE I. Purchase of Shares. 1

1.1       Purchase and Sale of Shares.                                                                                      1

ARTICLE II. Purchase Price and Closing.                                                                                         2

2.1       Purchase Price.                                                                                                           2
2.2       Payment at Closing.                                                                                                    2
2.4        Deliveries at Closing/Deliveries by Seller and Buyer.                                                   2
2.5       Closing.                                                                                                                      2
2.6       Deliveries at Closing/Deliveries by Seller and Buyer.                                                    2

ARTICLE III. Representations and Warranties.                                                                                 3

3.1       Representations and Warranties of Seller.                                                                    3
3.2       Representations and Warranties of Buyer.                                                                  20

ARTICLE IV. Certain Covenants.                                                                                                   21

4.1       Covenants of Seller.                                                                                                   21
4.2       Covenants of Buyer.                                                                                                  27

ARTICLE V. Conditions to Closing.                                                                                                28

5.1       Conditions Precedent to Obligation of Buyer to Close.                                               28
5.2       Conditions Precedent to Obligation of Seller to Close.                                                30

ARTICLE VI. Indemnification.                                                                                                        31

6.1       Indemnification by Sellers.                                                                                         31
6.2       Indemnification by Buyer.                                                                                          31
6.3       Procedures for Indemnification.                                                                                 32
6.4       Certain Limitations.                                                                                                   33

ARTICLE VII. Termination.                                                                                                           33

7.1       Termination.                                                                                                             33
7.2       Effect of Termination.                                                                                               34
7.3       Refund of Deposit.                                                                                                   34

ARTICLE VIII. Miscellaneous.                                                                                                      34

8.1       Survival of Representations and Warranties.                                                              34
8.2       Expenses.                                                                                                                 34
8.3       Notices.                                                                                                                   34
8.4       Amendments.                                                                                                           36
8.5       Waiver.                                                                                                                    36
8.6       Publicity.                                                                                                                  36
8.7       Headings.                                                                                                                 36
8.8       Assignment of Agreement.                                                                                        36
8.9       Parties in Interest.                                                                                                     36
8.10     Counterparts.                                                                                                           36
8.11     Governing Law.                                                                                                       36
8.12     Severability.                                                                                                             36
8.13     Remedies.                                                                                                                37
8.14     Entire Agreement.                                                                                                     37
8.15     Further Assurances.                                                                                                  37
8.16     Consent to Jurisdiction and Waivers.                                                                         37
8.17     Waiver of Jury Trial.                                                                                                 37

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of ______ day of October 2003, by and among Western Filter Corporation, a California corporation ("Buyer"), and Argan, Inc. previously, Puroflow Incorporated, a Delaware corporation, ("Seller").

WHEREAS, Seller recently transferred all of the assets, properties, business and liabilities of Seller's business of designing, manufacturing and selling industrial aerospace and automotive filters (the "Business") to Seller's newly formed, wholly owned subsidiary, Puroflow, Inc., a Delaware corporation (the "Company").

WHEREAS, Seller has agreed to sell to Buyer all of the outstanding capital stock of the Company (the "Shares") and Buyer has agreed to purchase the Shares, in the manner and upon the terms and conditions stated herein;

NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
Purchase of Shares

1.1       Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date (as defined in Section 2.2 below), Seller shall sell, transfer and assign the Shares to Buyer, and Buyer shall purchase the Shares from Seller, in each case on the terms and conditions stated in this Agreement.

1.2       Retained Assets.  Notwithstanding anything to the contrary in this Agreement, on the Closing Date, Seller shall retain title to those corporate records that do not directly relate to the Business or the Company's assets.

1.3       Excluded Liability.  Notwithstanding anything to the contrary in this Agreement, Buyer is not assuming (or deemed to have assumed), taking subject to, or in any way becoming liable for, and shall not be deemed to take subject to, or in any way become liable for, and Seller shall remain fully responsible for, any liability or obligation pursuant to Seller's employment agreement with Michael Figoff, including, without limitation, any liability or obligation for vacation pay, sick pay, salary, bonuses, expense reimbursements, other payments or any other benefit for Michael Figoff, whether unaccrued or accrued.

ARTICLE II.
Purchase Price and Closing

2.1       Purchase Price.  The purchase price for the Shares is Three Million Five Hundred Thousand Dollars ($3,500,000), subject to adjustment as hereinafter provided (the "Purchase Price").  Buyer has heretofore paid to Seller the sum of Two Hundred Thousand Dollars ($200,000) as a deposit to be applied to the Purchase Price.

2.2       Payment at Closing.  At the Closing the following cash payments shall be made by Buyer:

(a)        Three Million Dollars ($3,000,000) to Seller.

(b)        Three Hundred Thousand Dollars ($300,000) to the Escrow Agent, as defined in the escrow agreement attached as Exhibit A to this Agreement (the "Escrow Agreement") to be held in accordance with the terms of the Escrow Agreement.

2.3       Closing.  The closing of the sale and purchase of the Shares (the "Closing") pursuant to this Agreement shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP located at 333 South Hope Street, Suite 4800, Los Angeles, California 90071 at 10:00 a.m. local time on October 31, 2003 (the "Closing Date"), or at such other time and place as the parties may agree.  No action taken or delivery made at the Closing shall be effective until all actions taken and deliveries made at the Closing are completed (the "Effective Time").

2.4       Deliveries at Closing/Deliveries by Seller and Buyer.  At the Closing, Buyer and Seller shall make the following deliveries.

(a)        At Closing, Seller shall deliver to Buyer:

(i)         a certificate representing the Shares, accompanied by a stock power in form reasonably acceptable to Buyer;

(ii)        the Escrow Agreement provided for by Section 2.2(b), duly executed by Seller and Escrow Agent;

(iii)       releases of all existing security interests of record in the assets of the Company in a form reasonably satisfactory to Buyer;

(iv)        a certificate of the Secretary of the Company attesting to the Bylaws of the Company, as amended to date, and the incumbency and signature of each officer of the Company who shall execute any Company document delivered to Buyer;

(v)       good standing certificates for Seller and the Company issued by the Secretary of State of Delaware, dated no more than ten (10) business days prior to the Closing Date;

(vi)      Seller's schedules to this Agreement in form reasonably acceptable to Buyer and Seller, taking into account the due diligence materials previously provided by Seller to Buyer;

(vii)      certificates of officers of Seller and the Company referred to in Section 5.1(m);

(viii)       a certified copy of the Company's Certificate of Incorporation, as amended to date, issued by the Delaware Secretary of State no more than ten (10) days prior to the Closing Date; and

(ix)        all other books, records, documents, instruments and writings required by this Agreement to be delivered by Seller to Buyer at or prior to Closing.

(b)        Deliveries by Buyer.  At Closing, Buyer shall deliver the following:

(i)         to Seller, the sum of $3,000,000;

(ii)        to Escrow Agent, the sum of $300,000;

(iii)       to Seller, the Escrow Agreement, duly executed by Buyer;

(iv)       the certificates referred to in Section 5.2(e);

(v)        a certificate of the Secretary or Assistant Secretary of Buyer, attesting to the incumbency and signature of each officer of Buyer who shall execute this Agreement and the other documents delivered to Seller.

(vi)       A good standing certificate for Buyer issued by the State of California no more than ten (10) days prior to the Closing Date; and

(vii)      all other documents, instruments and writings required by this Agreement to be delivered by Buyer to Seller at or prior to Closing.

ARTICLE III.
Representations and Warranties

3.1       Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as to the matters set forth below.

(a)        Organization, Qualification and Corporate Power of Seller.

(i)         Seller is a corporation duly organized and validly existing under the laws of the State of Delaware;

(ii)        Seller is duly qualified to do business in jurisdictions other than Delaware as a foreign corporation (a "foreign entity") and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller;

(iii)       Seller has all requisite power and authority to own the Shares; and

(iv)       True and correct copies of the Certificate of Incorporation and the Bylaws of Seller, as amended to date, have been heretofore delivered to Buyer.

(b)        Organization, Qualification and Corporate Power of the Company.  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Set forth in Schedule 3.1(b) hereto is a list of each jurisdiction in which the Company is qualified to do business as a foreign corporation.  The Company has all requisite organizational power and authority to own and operate its properties and to carry on its business as now being conducted.  True and correct copies of the Certificate of Incorporation of the Company, as amended to date, the Bylaws of the Company, and all minutes and actions of the members and board of managers of the Company have been delivered or made available to Buyer, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions.  Set forth in Schedule 3.1(b) hereto is a list of the officers and directors of the Company as of the Closing Date.  The Company does not have any direct or indirect interest in any firm, corporation, partnership, limited liability company, joint venture, association or other business organization.

(c)        Authorization; Binding Agreement.  The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Seller.  This Agreement and all other instruments required hereby to be executed and delivered by Seller have been, or will be, duly executed and delivered by Seller and are, or when delivered will be, binding obligations of Seller, enforceable against Seller in accordance with their terms, subject as to enforceability, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

(d)        No Conflicts with Other Instruments.  Except as set forth in Schedule 3.1(d) hereto, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency regulatory authority or court to which Seller or the Company, or their respective affiliates is subject, or any provision of the articles or certificate of incorporation, organization or formation or bylaws or operating agreement of Seller or the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or Seller is a party or by which the Company or Seller is bound or to which any of the assets of the Company are subject or result in the imposition of any lien or other encumbrance upon any of the assets of the Company or the Shares.

(e)        Notices, Consents and Approvals.  Except as set forth in Schedule 3.1(e) hereto, neither Seller nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency or regulatory authority or other entity in order for the parties hereto to consummate the transactions contemplated by this Agreement.  No notices have been issued and served upon the Company or Seller by any governmental authority having jurisdiction over the Company or its assets ordering the Seller or Company to make any alterations or repairs to any of its assets alleged by such governmental authority to be required by any Law, or to correct any condition of such assets alleged by such governmental authority not to comply with any Law, which have not been made or corrected.

(f)         Capitalization of the Company.  There are 3,000 shares of common stock of the Company (the "Shares") issued and outstanding, all of which are owned beneficially and of record by Seller.  All of the Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of the Shares was issued in violation of the Certificate of Incorporation of the Company or any pre-emptive right of any person.  There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in the Company.  Seller is the only holder of an equity interest in the Company, and the Shares represent each and every equity interest in the Company and there is no agreement, restriction or encumbrance to which the Company or Seller is a party or by which either of them is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of any equity interest in the Company.

(g)        Claims and Proceedings.  There is no legal action, suit, arbitration or other legal, administrative or governmental proceeding or investigation pending or, to the knowledge of Seller, threatened against the Company or any of its properties or assets, against Seller in its capacity as the sole shareholder of the Company, or against the Business, or against Seller relating to the Business, including, without limitation, any action, proceeding or investigation relating to product liability, antitrust or anti-competition, intellectual property infringement or misappropriation, or environmental matters, and, except as set forth in Schedule 3.1(g), neither Seller nor the Company is subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental authority that would prevent or be violated by or that would result in the creation of any lien as a result of, or under which there would be a default or right of termination as a result of, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(h)        Company Financial Statements.  Attached as Schedule 3.1(h) hereto is unaudited pro forma financial information of the Company at September 30, 2003 (the "Company Balance Sheet Date"), including the related statements of operations for the eight (8) months then ended (the "Company Financial Statements") and an unaudited balance sheet at September 30, 2003 (the "Company Balance Sheet").    The Company has made available to Buyer all the work papers requested by Buyer which were used by the Company to create the Company Financial Statements and the Company Balance Sheet.  Other than as and to the extent disclosed or reserved against on the Company Balance Sheet, the Company has no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, asserted, unasserted or otherwise, and whether due or to become due, including, without limitation, deferred compensation obligations or tax or product liabilities, and whether incurred in respect of or measured by income for any period up to and including the date of the Closing or arising out of transactions entered into, or any state of facts existing, prior to or on the date of the Closing) except:  (i) liabilities and obligations incurred in the Ordinary Course of Business of the Company since the Company Balance Sheet Date, and (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments set forth in Schedule 3.1 hereto.  All of the books and records of the Company are true, correct and complete in all material respects.  The Closing Date Balance Sheet will present fairly the financial condition of the Company at the Closing Date.

(i)         Tax Matters.  The Company and Seller have paid all taxes due, assessed and owed by them as reflected on its consolidated tax returns and have timely filed all federal, state, local and other tax returns which were required to be filed and which were due prior to the Closing Date, except for those taxes set forth on Schedule 3.1(i).  All federal, state, local, and other taxes of the Company and Seller accruable since the filing of such returns have been properly accrued.  No federal income tax returns for the Company or Seller have ever been audited by the Internal Revenue Service or any state or local taxing authority, except as described in Schedule 3.1(i).  No other proceedings or other actions which are still pending or open have been taken for the assessment or collection of additional taxes of any kind from the Company or  Seller for any period for which returns have been filed, and to Seller's knowledge, no other examination by the Internal Revenue Service or any other taxing authority affecting the Company is now pending.  Except for those taxes set forth on Schedule 3.1(i), taxes which the Company was required by law to withhold or collect subsequent to the incorporation of the Company have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment and are so withheld, collected and paid over as of the date hereof, except where the liability for such taxes is immaterial.  No waivers of statutes of limitations with respect to any tax returns of the Company, nor extensions of time for the assessment of any tax, have been expressly given in writing by any current employees of the Company.  There is not and there will not be any material liabilities for federal, state and local income, sales, use, excise or other taxes arising out of, or attributable to, or affecting the assets or the conduct of the business of the Company through the close of business on the Closing Date, or attributable to the conduct of the operations of the Company at any time for which Parent or the Surviving Corporation will have any material liability for payment or otherwise.  After the Closing, there does not and will not exist by virtue of the transactions contemplated by this Agreement any material liability for taxes that may be asserted by any taxing authority against the assets of the Company, or the operation of any of its businesses, and no material lien or other encumbrance for taxes will attach to such assets or the operation of its businesses.

(j)         Absence of Certain Changes or Events.  Except as consented to by Buyer in writing or except as set forth on Schedule 3.1(j) hereto, since the Company Balance Sheet Date:

(i)         the Company has not incurred any obligations or liabilities which were not incurred in the Ordinary Course of Business; made any loans to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; mortgaged, pledged or subjected to a lien, charge or encumbrance any of its assets, tangible or intangible, other than mechanic's or materialmen's liens or other statutory liens arising in the Ordinary Course of Business; sold, transferred or otherwise disposed of any of its tangible assets, except for sales of inventory in the Ordinary Course of Business; sold, assigned or transferred any patents, trademarks, trade names, service marks or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not covered by insurance; entered into or modified any agreement, contract or commitment other than in the Ordinary Course of Business or waived any rights of substantial value; purchased any capital assets for use in the Ordinary Course of Business in the aggregate in excess of $25,000; leased any assets as lessee or lessor except in the Ordinary Course of Business; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms or in the Ordinary Course of Business; suffered any material destruction of its properties, whether or not covered by insurance, ordinary wear and tear excepted; become subject to any other event or condition which would reasonably be expected to have a Material Adverse Effect on the Business, other than general changes in market conditions generally affecting the industry of which it is a part and similarly situated competitors; or entered into any other transaction other than in the Ordinary Course of Business;

(ii)        except as disclosed in Schedule 3.1(j), no dividends or other distributions have been declared, set aside, made or paid by the Company;

(iii)       no equity interests of the Company have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company from any shareholder;

(iv)       except as disclosed in Schedule 3.1(j), no equity interests or other securities of the Company or options or other rights of the type referred to in Section 3.1(f) hereof, have been issued or authorized for issuance;

(v)        increased or decreased the compensation of any of its officers or employees, except pursuant to past practices of Seller or the Company as disclosed in Schedule 3.1(j), and no sums or other assets have been paid to or withdrawn by the officers or employees of the Company, except for ordinary compensation and fees, payments under established compensation or incentive plans, ordinary expense reimbursement and similar payments, all in accordance with past custom and practice and as specifically contemplated by this Agreement; and

(vi)       entered into any commitment to do any of the foregoing.

(k)        Real Property.  The Company does not own or have an option to purchase any real property.  Schedule 3.1(k) sets forth a true and complete list of all leases of real property to which the Company is a party.  The Company enjoys quiet possession under each of its respective leases, each of which is enforceable in accordance with its terms against the lessor thereunder.  None of the Company, Seller or, to the Company's knowledge, any other party is in material default under the terms of the Company's leases or Seller's leases that relate to the Business.  To Seller's knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would reasonably be expected to constitute a material default under any of such leases.

(l)         Title to Assets and Permitted Encumbrances.  The Company has good title to all of its assets (except for Intellectual Property, which is separately addressed in Section 3.1(y), below) free and clear of any liens, mortgages, pledges, encumbrances, defects or other restrictions or rights of third parties, except as set forth in Schedule 3.1(l) hereof.  In the case of tangible personal property used by the Company in connection with its business, but not owned by it, it has an enforceable right to use such property pursuant to a written lease, license or other agreement or understanding.  Except for ordinary wear and tear, all tangible personal property owned or leased by the Company is in commercially reasonable operating condition.  The Company's assets, together with the tangible personal property used by the Company under leases, licenses and other agreements, constitute all material assets (excluding Intellectual Property) used by Seller in the conduct of the Business prior to the transfer of the Business to the Company and the assets of the Company are all of the assets reasonably necessary for conducting the Business as now conducted.

(m)       Contracts.  Set forth in Schedule 3.1(m) hereto is a list of contracts or commitments (hereinafter collectively "contracts") required to be listed pursuant to the third sentence of this Section 3.1(m) and to the extent such contracts are evidenced by documents, true and correct copies thereof have been delivered or made available to Buyer unless otherwise noted on Schedule 3.1(m).  All contracts to which the Company is a party or by which it is bound or to which Seller is a party or by which it is bound and which relate to the Business are enforceable against the Company or Seller, as the case may be, and against the other parties thereto.  Except as set forth in Schedule 3.1(m) hereto, the Company is not a party to or bound by any:

(i)         contract with any labor union or any collective bargaining agreement;

(ii)        written or oral severance pay plan or agreement; agreements with respect to leased or temporary employees; stock purchase plan; stock option plan; fringe benefit plan; incentive plan; bonus plan; cafeteria or flexible spending account plan; and any deferred compensation agreement or plan, program or arrangement;

(iii)       employment (exclusive of employment at will without written agreement), agency, consulting or similar service contract;

(iv)       agreement (including sales representative, broker or distributorship agreement) for the payment of royalties, fees, commissions, or other compensation which involves payment on product sales (in the case of distributorship agreements) of $25,000 or more per year or is not terminable by the Company without cost or penalty upon ninety (90) days' or less notice;

(v)        distributor agreements with commitments to sell products beyond a 12 month period and not terminable on ninety (90) days, or less, notice.

(vi)       lease, whether as lessor or lessee, with respect to any real or tangible personal property which involves payment of $25,000 or more per year;

(vii)      contract as licensor or licensee for the license of any material patent, know-how, trademark, trade name, service mark or other intangible asset, other than software licenses;

(viii)      material guaranty, suretyship, indemnification or contribution agreement (other than warranties made in the Ordinary Course of Business), and has not received any notices or claims made by or against the Company with respect to any of the foregoing;

(ix)       loan agreement, promissory note or other document evidencing indebtedness of or to the Company (other than trade accounts payable or receivable and other indebtedness incurred in the Ordinary Course of Business and not for money borrowed or other than as disclosed in the Company Financial Statements);

(x)        material mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could reasonably be expected, in the future, to create) a lien on any assets of the Company in excess of $25,000;

(xi)       contract for the purchase of capital assets or for remodeling or construction which involves payment of $25,000 or more a year;

(xii)      contract for advertising or promotional services to be rendered for the Company which involves payment of $25,000 or more a year;

(xiii)      contract concerning confidentiality or restricting the Company from engaging in business or from competing with any other parties;

(xiv)     material contract with any officer, manager or affiliate of the Company or any entity owned, in whole or in part, directly or indirectly, by any such officer, director or affiliate;

(xv)      purchase or sales orders for merchandise or supplies outside the Ordinary Course of Business in excess of $25,000;

(xvi)     plan of reorganization;

(xvii)     any other contract involving the acquisition or disposition of $25,000 or more in assets;

(xviii)    agreement concerning a partnership, limited liability company or joint venture; or

(xix)     any other contract not otherwise disclosed in a schedule to this Agreement which involves payments of $25,000 or more a year and is not terminable by the Company without cost or penalty upon ninety (90) days' or less notice.

(n)        No Defaults.  Except as set forth in Schedule 3.1(n) hereto, neither the Company nor Seller is in material default and no event has occurred which, with the lapse of time or the giving of notice, or both, would reasonably be expected to constitute a material default by (i) the Company under any lease, indenture, loan agreement, contract, instrument or other agreement to which it is a party or by which it or any of its assets is bound or (ii) Seller under any lease, indenture, loan agreement, contract, instrument or other agreement to which it is a party or by which it or any of its assets is bound and which relates to the Business.  Except as set forth in Schedule 3.1(n) hereto, (x) the Company has not received notice that any party with whom it has any agreement or contract is not in compliance in all material respects therewith and (y) Seller has not received notice that any party with whom it has any agreement or contract relating to the Business is not in compliance in all material respects therewith.  The Company is not in violation of its certificate of incorporation or bylaws.

(o)        Transactions with Affiliates.  No manager, officer or shareholder of the Company nor any person who is a member of the immediate family or an affiliate of any such manager, officer or shareholder, (i) has any material direct or indirect interest, as director, officer, partner, shareholder or otherwise, in any entity that does business with it, or in any property, asset or right which is used by it in the conduct of its business, or (ii) has any material contractual relationship with it other than as an officer, manager or employee.

(p)        Insurance.  Schedule 3.1(p) hereto sets forth the following information with respect to each material insurance policy (including policies providing product liability, property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which either the Company or Seller is a named insured or otherwise the beneficiary of coverage:

(i)         the name, address and telephone number of the agent;

(ii)        the name of the insurer, the name of the policyholder and the name of each covered insured; and

(iii)       the policy number and the period of coverage.

With respect to each such insurance policy:  (A) the policy is enforceable in all material respects; (B) insured is not, nor has it received notice that any other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; (C) insured has not repudiated, and to the knowledge of Seller, no party to the policy has repudiated any material provision thereof; and (D) insured has not received any notice of non-renewal or any proposed material change in the terms upon which such policy is offered for renewal (including, but not limited to, material changes in the premiums payable thereunder or the scope of coverage).  Schedule 3.1(p) hereto describes any material self-insurance arrangements affecting the Company and all claims filed against the Company since June 30, 2002.

(q)        Compliance with Laws; Permits and Licenses.  The Company is in compliance in all material respects with all applicable federal, state, local or foreign laws, ordinances and regulations, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  The Company is in compliance with all judgments, awards, orders, writs, injunctions and decrees with which it is required to comply and has received no written notice of any failure to comply which remains uncorrected.  The Company is in possession of all material governmental permits, licenses, approvals, authorizations, permissions and similar filings (expressly including permits issued by Federal Aviation Administration) that are required for the operation of the Business, including, without limitation, those relating to environmental laws, occupational safety and health and equal employment practices (collectively, the "Permits").  No material notice, citation, summons or order has been issued and served on the Company or Seller, no material complaint has been filed and served on the Company or Seller and no material penalty against the Company or Seller has been assessed which is outstanding, and, no material investigation or review is pending, or to the knowledge of Seller, threatened, by any governmental (expressly including the Federal Aviation Administration) or other entity with respect to the Permits or any product defects.

(r)        Employment Matters.  The Company is not subject to any work stoppage or union picketing, or any other labor dispute or disturbance or any other unfair labor practice charge.  There is no collective bargaining unit representing any of the employees of the Company.  No petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees of the Company by a labor organization, nor to the knowledge of Seller is there at present any solicitation or campaign by any labor organization or employee for the representation of employees of the Company by a labor organization.  The Company is in material compliance with all requirements of applicable federal, state, provincial, local and foreign laws and regulations governing employee relations, including but not limited to, anti discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor Seller has not engaged in any plant closing, workforce reduction or other action which has resulted or could result in liability under the Workers Adjustment and Retraining Notification Act, the Employment Standards Act R.S.B.C. 1996 c.113, or issued any notice that any such action is to occur in the future.  The Company is in compliance with all applicable requirements of the Immigration Reform and Control Act and has in its file properly completed copies of Form I 9 for all employees to whom that requirement applies.  Except as set forth in Schedule 3.1(r) hereto, the Company is not a contractor or subcontractor with obligations under any federal, state or local government contract.

(s)        Employee Benefit Plans.  Except as disclosed in Schedule 3.1(s) hereto, the Company does not maintain or contribute to any employee benefit plan (including any employee welfare benefit plan, any employee pension benefit plan or any multiemployer pension plan) whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  Except as disclosed in Schedule 3.1(s) hereto, the Company does not have any form of plan or agreement with any of its current or former employees, officers or managers providing for options to purchase equity interests or any other present or future employee benefits (including, without limitation, health benefits) or deferred compensation of any nature whatsoever (hereinafter collectively referred to as a "plan").  Each plan maintained by the Company (and each related trust, insurance contract or fund) is in compliance in all material respects in form and in operation with all applicable requirements of ERISA, the Code and any other applicable federal or state law or regulation.  Each plan maintained by the Company or Seller has been administered in all material respects in accordance with its plan documents and the applicable laws and regulations, and to the knowledge of Seller, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to any such plan which could result in an excise tax or other claim or liability against the Company, any plan or any fiduciary of a plan.  All health plans, programs or arrangements maintained by the Company and subject to Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been operated in accordance therewith in all material respects, and Sellers are not aware of any failure to comply therewith with respect to any employee or former employee of the Company, or any qualified beneficiary thereof.  No representation has been made to any employee or former employee of the Company or Seller with respect to any plan which would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the plan, including, without limitation, representations as to post retirement health or death benefits.  A true and correct copy of each of the plans and agreements listed in Schedule 3.1(s) hereto, together with the summary plan description prepared with respect to such plan, if any, has been furnished or made available to Buyer by Seller.

(t)         Relationships with Suppliers.  Except as set forth in Schedule 3.1(t) hereto, neither Seller nor the Company has experienced material difficulties in securing the equipment, supplies or services necessary to conduct its business, nor does the Company anticipate any difficulties with respect thereto prior to the Closing Date.  Since December 31, 2002, no supplier of more than $25,000 during calendar year 2002 in merchandise, supplies or services to Seller or the Company has, to the knowledge of Seller, refused to supply further merchandise, supplies or services to the Company or the Seller and neither the Company nor Seller has received written notice of any threatened refusals or terminations by any such supplier of its relationship with the Company.

(u)        Relationships with Customers.  Since December 31, 2002, none of the five (5) largest customers (as measured by sales volume) in goods or services of Seller during calendar year 2002 has, to the knowledge of Seller, cancelled a material purchase of merchandise or services from Seller or the Company or made any significant reductions in the volume of goods or services customarily purchased from Seller or the Company, other than reductions reasonably consistent with historical purchasing patterns of such customer as described in Schedule 3.1(u) hereto or as a result of general economic conditions, and Seller has no knowledge of any such threatened terminations or reductions by any such customer of its relationship with the Company.   Seller does not believe that the relationship of the Company with each of its current customers is other than satisfactory.

(v)        Accounts Receivables.  All accounts receivable of the Company have arisen in the Ordinary Course of Business, are reflected properly on the books and records of the Company in accordance with GAAP, and constitute enforceable obligations of the account debtors and obligors, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.  The Company's normal payment terms are not in excess of 45 days and all accounts receivable are warranted to be collectible within 90 days, except for accounts receivable from Norcross Air, Inc., which are warranted to be collectible within 120 days, in each case subject to the reserve for doubtful accounts appearing on the Company Balance Sheet.

(w)       Inventory.  Except as set forth in Schedule 3.1(w) hereto, there have been no material changes in the amount and mix of items in the inventory of the Company since the Company Balance Sheet Date, except changes in the Ordinary Course of Business which are reflected on the books and records of the Company in accordance with GAAP.  Except as set forth in Schedule 3.1(w) hereto, the booked inventory of the Company (and the previously booked inventory of the Company that has been returned to suppliers), net of booked reserves, consists of items of a quality and quantity useable or saleable in the Ordinary Course of Business.  The inventory is priced at the lower of cost or market and consists of items in the quantity and is of the type ordinarily used in the production of the Company's current product line or, in the case of finished products, sold as part of the company's current product line.

(x)        Products.  To Seller's knowledge, all of the goods sold and delivered by the Company or Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no unreserved liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement, repair or modification thereof or other damages in connection therewith.  Seller warrants that all goods sold are without known defect and that Buyer's exposure to repair or replacement cost of goods sold is reasonably believed to be limited to the part numbers, quantities and dollar amounts shown in the reserve for warranty reflected in the Company Financial Statements.

(y)        Intellectual Property.

(i)         "Company Intellectual Property" means software programs, licenses to third party software programs, know-how, trade secrets, confidential information, research, reports, formulae, recipes, compositions, process procedures, techniques, ideas, inventions (whether patentable or not and whether or not reduced to practice), invention records, registered designs, data, database rights, design rights, patents (including continuations, continuations-in-part, divisionals, other extensions, reissued patents and reexamined patents), trade names, corporate names, service marks, domain names and other electronic communication identifications, trademarks, trade dress, logos, copyrights, mask works, rights of publicity, licenses to, rights in, translations, adaptations, derivations, applications issuances, registrations and renewals for any of the foregoing and other intangible property concerning the Company or its business or necessary for the use, operation, maintenance or repair thereof (whether or not used on or before the Closing Date) including without limitation those items listed on Schedule 3.1(y) and rights of the Company, if any, to the use of the names "Puroflow" and "Michigan Dynamics" and any variations or components of and logos associated with such names, and rights in the nature of any of the aforesaid items in any country or jurisdiction and rights in the nature of unfair competition rights and rights to sue for passing off.

(ii)        Except as set forth on Schedule 3.1(y), (A) the Company owns and possesses without material restriction, all right, title, and interest, freely transferable and free of any liens, security interests, licenses, claims or restrictions of others, in and to the Company Intellectual Property necessary for the operation of the Business as currently conducted; (B) the Company has not received any notice of invalidity, infringement, or misappropriation from any third party with respect to any Company Intellectual Property; (C) to the knowledge of Seller, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property of any third parties; (D) to the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property; (E) all patented, registered, or applied for Company Intellectual Property has been properly maintained and renewed in accordance with all applicable legal requirements, and are currently in force; and (F) no licensing fees, royalties or payments are due and payable by the Company for Company Intellectual Property.  No licenses or other rights have been granted by the Company and it has no obligation to grant any licenses or other rights, with respect to any Company Intellectual Property.

(iii)       The transactions contemplated by this Agreement will not affect the right, title, and interest of the Company in and to any Company Intellectual Property.  The Company has taken all reasonable actions to maintain and protect the Company Intellectual Property and shall continue to maintain and protect those rights before the Closing so as not to materially adversely affect the validity or enforcement of Company Intellectual Property.  The Company has not knowingly caused any Company Intellectual Property to enter the public domain, or taken any action which has in any way materially affected its ownership of any portion of the Company Intellectual Property.

(z)        Banking Matters.  Set forth in Schedule 3.1(z) hereto is a list containing the name of each financial institution in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or having access thereto.  Except as set forth in Schedule 3.1(z) hereto, no persons hold powers of attorney from the Company.

(aa)      Environmental Matters.

(i)         Neither Seller nor the Company has deposited, nor to the knowledge of Seller are there present in, on or under the Company Existing Property (as hereinafter defined) any Hazardous Substances (as hereinafter defined) in form or quantities and so situated as to create any liability or obligation under any Environmental Law (as hereinafter defined) for the Company and/or Buyer.  All Hazardous Substances stored by or on behalf of the Company or Seller on the Company Existing Property are properly stored above ground, and the wastes therefrom are being stored, transported, treated and/or disposed of in material compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws (as hereinafter defined).

(ii)        During the occupancy of the Company Leased Property by Seller or the Company, neither Seller nor the Company deposited nor, to the knowledge of Seller, were there present in, on or under the Company Leased Property (as hereinafter defined) any Hazardous Substances in such form or quantity and so situated as to create any liability obligation under any Environmental Law for the Company and/or Buyer.  All Hazardous Substances stored by or on behalf of the Company or Seller on the Company Leased Property were properly stored above ground, and the wastes therefrom were stored, transported, treated and/or disposed of in material compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws.

(iii)       To the knowledge of Seller there are no substances or conditions in, on or under the Company Existing Property that could support a claim or cause of action against the Company and/or Buyer under any Environmental Law.

(iv)       To the knowledge of Seller there are no substances or conditions in, on or under the Company Leased Property that could support a claim or cause of action against the Company and/or Buyer under any Environmental Law.

(v)        No activity has been undertaken on the Company Existing Property by the Company or Seller, or to the knowledge of Seller, by any other person, that would cause or contribute to a release or threatened release of Hazardous Substances from Company Existing Property so as to create material liability for the owner or operator of the Company Existing Property under any Environmental Law.

(vi)       No activity has been undertaken on the Company Leased Property by the Company or Seller, or to the knowledge of Seller, by any other person, that would cause or contribute to a release or threatened release of Hazardous Substances from the Company Leased Property so as to create material liability for the owner or operator of the Company Leased Property under any Environmental Law.

(vii)      The Company and Seller have and at all times have had in full force and effect, and the Company is and the Company and Seller at all times have been in compliance in all material respects with, all material permits, licenses and other authorizations required by any Environmental Law.

(viii)      Neither the Company nor Seller has received any written request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, written request for information or other written request for relief in any form relating to any facility where wastes generated or transported by the Company or Seller have been disposed of, placed or located.

(ix)       The Company and Seller have not, in connection with the Company Leased Property or otherwise, stored, used, generated, treated, transported, disposed of, or arranged for the disposal of any Hazardous Substances in any manner to create any material liability or obligation under any Environmental Law or any other material liability or obligation for the Company or Buyer.  To the knowledge of Seller, neither Seller nor the Company has ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances to a facility, site or location that has been placed or is proposed to be placed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites ("National Priorities List") or any state equivalent; to any facility, site or location that is subject to an investigation, claim, administrative order or other request to take clean-up action or remedial action by any person; or to any facility, site or location that is subject to a claim for damages by any person (including any governmental entity).

(x)        There are no pending, or to the knowledge of Seller, threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or written requests or demands for remedial or response actions or for compensation, with respect to the Company Existing Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

(xi)       To the knowledge of Seller, the Company Existing Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state or local agency.

(xii)      To the knowledge of Seller, the Company Leased Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, provincial, foreign or local agency.

(xiii)      The Company and Seller have made available to Buyer all final written environmental reports and written investigations within the Company's or Seller's possession and control which the Company or Seller has ever obtained or ordered with respect to the Company Existing Property.

(xiv)     The Company and Seller has made available to Buyer all final written environmental reports and written investigations within the Company's or Seller's possession and control which the Company or Seller has ever obtained or ordered with respect to the Company Leased Property.

(xv)      As used in this Agreement, "Hazardous Substances" is defined as toxic, radioactive or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in CERCLA) and any substance or material regulated by any Environmental Law.

(xvi)     As used in this Agreement, "Environmental Law" is defined as any federal, state, provincial, county, municipal, local, foreign or other statute, law, ordinance or regulation, which may relate to or deal with the environment or human health as affected by environmental conditions, all as in effect on the date hereof, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 42 U.S.C. § 9601, as amended from time to time.

(xvii)     "Company Leased Property" is defined as any parcel of real property previously leased or otherwise occupied by the Company or Seller or in which the Company has any interest, including any lessee's interest, but not including any parcel of real property defined as "Company Existing Property" pursuant to this paragraph 3.1(aa).

(xviii)    "Company Existing Property" is defined as any parcel of real property now occupied by the Company or in which the Company has any interest, including any lessee's interest.

As to any Company Leased Property or Company Existing Property, as the case may be, this paragraph 3.1(y) does not apply to any period of time prior to or subsequent to the termination of Seller's or the Company's ownership, occupancy, leasehold interest in or use of such Company Leased Property, or Company Existing Property, as the case may be, except with respect to matters and conditions relating to any such prior period of which Seller has knowledge.

(bb)      Equipment.  Schedule 3.1(bb) hereto contains a list of machinery, tooling, equipment, vehicles, fixtures, tools and office, plant, warehouse and storeroom equipment and furnishings.

(cc)      Condition of Assets.

(i)         The assets of the Company are, in all respects, except for normal wear and tear, in a condition and working order sufficient so as to not materially impair conduct of the Business as it is presently being conducted.

(ii)        The facilities used by the Company and the Company Existing Property, expressly including, without limitation, the lease of the facility located at 10616 Lanark, Sun Valley, California, by and between Seller and Lorne Investment, dated December 6, 2001 (the "SV Lease") and the use thereof by the Company are in compliance in all material respects with all local, state, provincial or federal laws and regulations affecting the current use and occupancy of such facilities.

(dd)      Fees.  Except as set forth in Schedule 3.1(dd), neither Seller, nor the Company has any liability or obligation to pay any fees, commissions or other payment to any broker, finder, agent or third party with respect to the transactions contemplated by this Agreement.

(ee)      Definition of Knowledge.  For purposes of this Section 3.1, "knowledge" of Seller shall mean the actual knowledge of Michael Figoff, Craig Montesanti, Arthur Trudel, H. Haywood Miller, and Rainer Bosselmann.

(ff)        Trade Allowances.  Except as set forth on Schedule 3.1(ff) attached hereto and made a part hereof, the Company does not have in effect any trade allowance, billback, rebate, discount or similar program with its customers, regardless of whether the Company currently has any actual or contingent unpaid liability thereunder.  Except as set forth on Schedule 3.1(ff), no supplier of the Company or Seller has in effect, or has had in effect since December 31, 2002, and the Company has received no payments, other than payments disclosed in writing to Buyer, under, any trade allowance, billback, rebate, discount or similar program pursuant to which the Company or Seller has any actual or contingent right to receive payment or has received payment since December 31, 2002.

(gg)      Backlog.  Schedule 3.1(gg) sets forth the Company's backlog on the date of this Agreement.  The term "backlog," for purposes of this Agreement, shall mean a schedule of all orders accepted and entered into the Company's backlog order system which have a fixed delivery date, an agreed upon set price, a designed and released product and which are not subject to cancellation.  All orders in the backlog are supported by a hard copy of the customer order.

(hh)      Warranty.  Except as set forth in Schedule 3.1(hh), neither the Company nor Seller has made written product warranties in connection with the sale or lease of any product or the rendition of any service.  To the knowledge of the Seller, there are no existing or threatened material claims against the Company for merchandise which is defective, defectively designed or that otherwise fails to satisfy the terms of any written product warranty.  Since January 31, 2003, Seller's and the Company's aggregate obligations to replace or repair products of the Business sold by either of them have not resulted in charges to income of more than $25,000 in any year.

3.2       Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Sellers that:

(a)        Organization, Qualification and Corporate Power of Buyer.  Buyer is a corporation duly organized and validly existing under the laws of the State of California.  Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.  Buyer has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted.  True and correct copies of the Certificate of Incorporation of Buyer, as amended to date and the Bylaws of Buyer have been delivered or made available to Seller.

(b)        Authorization; Binding Agreement.  The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer.  This Agreement and all other instruments required hereby to be executed and delivered by Buyer have been, or will be, duly executed and delivered by Buyer and are, or when delivered will be binding obligations of Buyer, enforceable against Buyer, in accordance with their terms, subject as to enforceability, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

(c)        No Conflicts with Other Instruments.  Except as set forth in Schedule 3.2(c) hereto, neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject (or result in the imposition of any lien or other encumbrance upon any of its assets).

(d)        Notices, Consents and Approvals.  Except as set forth in Schedule 3.2(d) hereto, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority or other entity in order for the parties hereto to consummate the transactions contemplated by this Agreement.

(e)        Fees.  Except as set forth in Schedule 3.2(e), Buyer has no liability or obligation to pay any fees, commissions or other payment to any broker, finder, agent or third party with respect to the transactions contemplated by this Agreement.

(f)         Financial Ability.  Buyer has the funds required to pay the Purchase Price and consummate the transactions contemplated hereby.

ARTICLE IV.
Certain Covenants

4.1       Covenants of Seller.  Seller hereby covenants and agrees with Buyer as set forth below.

(a)        Approvals, Consents and Other Matters.  Seller shall take all necessary action necessary to obtain any approvals and consents reasonably required to carry out the transactions contemplated by this Agreement, without creating any violations of any laws or any material defaults (or liens on assets) under, or material breaches or terminations of, or material increases in the consideration payable by the Company under, any agreements, and shall cooperate with Buyer to obtain all such approvals and consents.  Seller shall make all commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Section 5.1 hereto.

(b)        Confidentiality.  Each of Seller and Buyer (the "Receiving Party") shall hold in strict confidence all documents and information furnished to it or its representatives concerning the other party ("the "Disclosing Party") in connection with the transactions contemplated by this Agreement and all documents and information concerning the Disclosing Party and the transactions contemplated hereby and shall not release or disclose such documents or information to any other person, except as required by law, and except to the Receiving Party's accountants, attorneys, agents, advisors and personnel in connection with this Agreement, with the same undertaking from such accountants, attorneys, agents, advisors and personnel.  Regardless of whether the transactions contemplated by this Agreement shall be consummated, such confidence shall be maintained and such information shall not be used in competition with the Disclosing Party and all such documents shall immediately after the Effective Time or the termination of this Agreement, as the case may be, be returned to Disclosing Party.  Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in the possession of Receiving Party, (ii) is or becomes generally available to the public other than as a result of disclosure by Receiving Party or its representatives, (iii) becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party; or (iv) is independently developed by Receiving Party.

(c)        Tax Covenants.

(1)        Section 338(h)(10) Election.

(A)       For purposes hereof, (i) "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code with respect to Seller's sale of the Shares to Buyer pursuant to this Agreement (including any corresponding election under any state, local and foreign Tax laws for which a separate election is permissible with respect to the transactions contemplated by this Agreement and (ii) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or foreign Taxing Authority in connection with a Section 338(h)(10) Election (including, without limitation, any "statement of section 338 election" and IRS Form 8023, together with any schedules or attachments thereto, that are required pursuant to Treasury Regulations under IRC Section 338).

(B)       If reasonably requested by Buyer, Seller shall join with Buyer in making a Section 338(h)(10) Election with respect to the purchase and sale of the Shares.  Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on Seller's Tax Returns to the extent required by applicable law.  Seller shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election.

(C)       Buyer shall be responsible for the preparation and filing of all the Section 338 Forms.  Seller shall execute and deliver to Buyer such Section 338 Forms as are requested by Buyer to complete properly the Section 338(h)(10) Election at least 10 days before the date such Section 338 Forms are required to be filed, provided that Buyer shall have delivered to Seller all the Section 338 Forms properly completed in accordance with all applicable Laws no less than thirty (30) days before the date such Section 338 Forms are required to be filed.

(D)       Seller, the Company and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all Tax purposes as reasonably determined by Buyer in a manner consistent with Sections 338 and 1060 of the Internal Revenue Code and the regulations thereunder.  Seller, the Company and Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

(E)       To the extent permitted by state, local or foreign Tax laws, then (x) the principles and procedures hereof relating to the Section 338(h)(10) Election shall apply to any equivalent or comparable provision under the Tax laws of such other jurisdiction, and (y) Seller as reasonably required shall cooperate and join in any election made by the Company or Buyer to effect such an election so as to treat the purchase contemplated by this Agreement as a purchase of assets under the Tax laws of such other jurisdiction.

(1)        Tax Indemnity.  In addition to its other obligations under this Agreement (including without limitation Section 6.1), Seller (and not the Company) shall pay, and shall indemnify and hold Buyer and its Affiliates free and harmless from, (i) all Taxes imposed on the Company with respect to taxable periods, or portions of taxable periods, ending on or before the Closing Date (such taxable periods and portions of taxable periods, "Seller Tax Periods"), including without limitation (A) any liability for Tax arising as a result of inclusion of the Company in an Affiliated Group or any Tax Return with respect thereto for any Seller Tax Period, and (B) any liability for any Seller Tax Period arising as a result of participation by the Company in any tax sharing, tax indemnity or similar agreement for any Seller Tax Period, (ii) all liability for Taxes of the Company arising (directly or indirectly) as a result of the transactions contemplated by this Agreement, including without limitation (A) any income item of adjustment (as, for example, under Section 481 of the Code) in any period necessary to implement a change of accounting made in any Seller Tax Period, (B) restoration of any deferral of income (or similar inclusion into the income currently to be taxed under applicable law) under federal consolidated return regulations (or similar provisions, if any, of state, local, or foreign Tax laws) by reason of any transaction contemplated under this Agreement (such as the triggering of a deferred intercompany transaction under Treasury Regulations §1.1502-13), and (C) all sales, transfer, registration and similar Taxes, and (iii) all liability for reasonable legal fees and expenses incurred by Buyer or any of its Affiliates with respect to any item in clause (i) and (ii), any audit, examination or litigation relating thereto, and the assessment or collection thereof.

(2)        Partial Periods.  For purposes of this Agreement, Taxes incurred during a tax period that begins before and ends after Closing shall be allocated to the pre-Closing portion thereof constituting a Seller Tax Period as follows:  (i) ad valorem Taxes for such period shall be equal to the amount of such Taxes for the full tax period multiplied by a fraction, the numerator of which is the number of days during the pre-Closing partial tax period and the denominator of which is the number of days during the full tax period; and (ii) Taxes (other than the Taxes referred to in clause (i)) for the pre-Closing partial tax period shall be computed as if such taxable period ended on the Closing Date.

(3)        Cooperation.  Seller shall furnish such information and assistance to Buyer as is reasonably necessary for the preparation of any Tax Return or claim for refund or for the prosecution or defense of such claim for any period ending on or before the Closing Date and, with respect to any period in which the Closing Date is included, for that portion of such period up to and including the Closing Date.  In addition, Seller shall cooperate with Buyer in connection with the determination or any audit or examination of the liability of the Company for Taxes with respect to receipts, income, sales, transactions, assets, operations or other business activities of the Company before the Closing, or any Tax Return filed before the Closing, and shall disclose to Buyer any documents and information within the possession or control of Seller pertaining thereto.  Notwithstanding any other provision of this Agreement to the contrary, any Tax audit or examination and any administrative or judicial proceeding relating thereto involving the Company and relating to the period after the Closing shall be controlled exclusively by Buyer after the Closing.  Notwithstanding anything herein to the contrary, Buyer shall pay Seller's reasonable out-of-pocket expenses in connection with Seller's compliance with this Section 4.1(c)(3); provided, however, that such out-of-pocket expenses shall not include any hourly fees or other charges associated with the reasonable assistance of Seller's employees in connection with such compliance.

(d)        Access; Conduct of Business Prior to Closing.  In addition to any other covenants of Seller in this Agreement, Seller hereby covenants and agrees that from and after the date of this Agreement to the Closing:

(i)         Seller shall cause the Company to make available for inspection by Buyer and its representatives, during normal business hours, corporate records, books of accounts, Contracts and all other documents reasonably requested by Buyer, and shall permit Buyer and its representatives reasonable access to the properties of the Company in order to permit Buyer and its representatives to make reasonable inspection and examination of the operations and affairs and Business of the Company and to facilitate the transactions contemplated by this Agreement and related transition matters; provided, however, that Buyer shall have executed an Access and Indemnity Agreement prepared by Seller prior to accessing any of Seller's properties.  Seller shall cause the Company to be available upon reasonable notice to answer questions of Buyer and its representatives concerning the operations and affairs and Business of the Company, and shall cause the Company to, make available all relevant books and records in connection with such inspection and examination.

(ii)        Except as otherwise provided in this Agreement, the Company will not, without the prior written consent of Buyer (with such consent not to be unreasonably delayed, withheld, or conditioned):

(A)       enter into or amend any lease of real property; or enter into or amend any other agreement (other than in the Ordinary Course of Business) materially affecting the Company's assets or Business;

(B)       sell, transfer, dispose of, encumber or abandon any material assets or enter into any agreement to do any of the foregoing, provided that the Company may sell inventory in the ordinary course consistent with past practice;

(C)       take any action of the nature described in Section 3.1(j);

(D)       enter into any merger or consolidation with any person, or engage in any new business or invest in, or make a loan, advance or capital contribution to, any person;

(E)       settle any pending litigation or obtain any releases of threatened actions or proceedings, except in the Ordinary Course of Business;

(F)       knowingly accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates when the same would reasonably be expected to have been collected in the Ordinary Course of Business consistent with past practice if the amount of any such note or account receivable, or series of related notes or accounts receivable, exceeds $25,000 individually or $50,000 in the aggregate;

(G)       except as set forth on Schedule 4.1(d)(ii)(G), delay or knowingly accelerate payment of any accounts payable or other liabilities beyond or in advance of their due dates or the dates when such liabilities would reasonably be expected to have been paid in the Ordinary Course of Business consistent with past practice if the amount of any such account payable or other liability, or series of related accounts payable or other liabilities, exceeds $25,000 individually or $50,000 in the aggregate;

(H)       declare, set aside, make or pay any dividend or other distribution in respect of the Company's capital stock; or

(I)        issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of the company's capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock.

(e)        Maintenance of Assets.  Seller will cause the Company to use commercially reasonable efforts to maintain its tangible assets and real property in commercially reasonable condition and repair, ordinary wear and tear excepted.

(f)         Preservation of Goodwill.  Seller will cause the Company to use commercially reasonable efforts to preserve for Buyer the good will of suppliers, customers and others having relationships with the Company.  Seller will cause the Company to maintain its books and records in a manner consistent with past practice.

(g)        Retention of Employees.  Seller will cause the Company to use commercially reasonable efforts to keep available the services of the Company's employees.

(h)        Maintenance of Inventory and Supplies.  Seller will cause the Company to use commercially reasonable efforts to maintain inventory and supplies that are usable and merchantable in the Ordinary Course of Business at levels sufficient for the Company to conduct its Business in the Ordinary Course of Business following the Effective Time in the same manner as the manner in which it has been conducted by the Company prior to the Effective Time.

(i)         Ordinary Course of Business.  Without limiting the generality of the foregoing, the Company will in all other respects operate the Business in the ordinary course and will not commit or otherwise agree to take any action prohibited hereby.

(j)         Consents and Conditions.  Seller shall use commercially reasonable efforts to obtain the consent of any third party or governmental authority which is required in order to prevent a material default under, material breach of, termination or material modification of, or any acceleration of any material obligations under any Permit or any Contract.

(k)        Non-Solicitation.  Seller agrees and covenants that from the date hereof through the Closing Date, it will not nor will it permit any of its representatives to (a) make, solicit, assist, initiate, facilitate or encourage any inquiries, proposals, offers or bids from any other party relating to the Company, its assets or the Business or, any equity interest in the Company, or (b) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any non-public information relating to, the Company, its assets or the Business or any equity interest in the Company, other than in the Ordinary Course of Business consistent with past practice.  Seller covenants that from the date hereof through the Closing Date, it will not, directly or indirectly, enter into or authorize, or permit any of its representatives to enter into, any agreement or arrangement in principle with any third party for the acquisition of any of the Company's assets (other than sales and inventory in the Ordinary Course of Business) or any equity interest in the Company (an "Acquisition Transaction").  Seller covenants and agrees to inform Buyer in writing by facsimile within 48 hours following the receipt by it or any of its representatives of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction.

(l)         Updating of Information.  Seller shall, and Seller shall cause the Company to, promptly deliver to Buyer any information concerning any event subsequent to the date of this Agreement which is reasonably necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including the Schedules hereto, or delivered by Seller or the Company pursuant to any of the covenants contained herein, in order that the information contained herein or so delivered by Seller shall be complete and accurate in all material respects from and after the date hereof, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder, including, without limitation, the conditions contained in Section 5.1 hereof.

4.2       Covenants of Buyer.  Buyer hereby covenants and agrees with Seller as follows:

(a)        Approvals, Consents and Other Matters.  Buyer shall take all necessary action to obtain any approvals and consents required to carry out the transactions contemplated by this Agreement known by Buyer to be applicable to the transactions contemplated hereby, and shall cooperate with Seller to obtain all such approvals and consents.  Buyer shall make all commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Sections 5.2 hereto.

(b)        Confidentiality.  Until the Effective Time, Buyer shall hold in strict confidence all documents and information concerning the Company furnished to Buyer and its representatives in connection with the transactions contemplated by this Agreement and shall not release or disclose such information to any other person, except as required by law, and except to Buyer's accountants, attorneys, agents, advisors and employees in connection with this Agreement with the same undertaking from such accountants, attorneys, financial advisors and employees.  If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with the Company, and all such documents shall immediately after termination of this Agreement be returned to the Company and Seller, as may be appropriate.  Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in Buyer's possession, (ii) is or becomes generally available to the public other than as a result of disclosure by Buyer and its representatives, (iii) becomes available to Buyer on a non-confidential basis from a source other than Sellers or the Company, as the case may be, or (iv) is independently developed by Buyer.

(c)        Non-solicitation.  If this Agreement is terminated, Buyer will not, for a period of three years thereafter, directly or indirectly, solicit, encourage entice, induce or employ any person who is an employee of any Company at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with such Company.  Buyer agrees that money damages will not be an adequate remedy and that Seller and the Company shall be entitled to equitable relief, including but not limited to injunction, in the event of any breach by Purchaser of this Section 4.2(c), in addition to any other remedies available to Seller or the Company at law.

(d)        Cooperation.  Buyer shall furnish information and assistance to Seller and shall cooperate with Seller in connection with the determination or any audit or examination of the liability of Seller for Taxes, any audit of Seller for tax purposes, and in connection with any audit of Seller by Seller's independent auditors including, without limitation, for any audit of the disposition, a physical inventory of the Company's tangible personal property, and the formulation of Seller's quarterly report.  Notwithstanding anything herein to the contrary, Seller shall pay Buyer's reasonable out-of-pocket expenses in connection with Buyer's compliance with this Section 4.1(d); provided, however, that such out-of-pocket expenses shall not include any hourly fees or other charges associated with the reasonable assistance of Buyer's employees in connection with such compliance.

ARTICLE V.
Conditions to Closing

5.1       Conditions Precedent to Obligation of Buyer to Close.  The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

(a)        Representations and Warranties of Seller.  The representations and warranties of Seller under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

(b)        Observance and Performance by Seller.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the date of the Closing.

(c)        No Adverse Effect on the Company.  There shall have occurred no Material Adverse Effect on the Company since September 30, 2003, except as disclosed herein and Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed by Seller certifying to the satisfaction of the condition referred to herein.

(d)        Delivery of Shares.  A certificate representing 100% of the Shares, accompanied by a duly-executed stock power, shall have been delivered to Buyer pursuant to Section 2.4(a)(i).

(e)        Consents of Third Parties.  Buyer shall have received duly executed copies of all material consents and agreements necessary for Seller to effect the transactions contemplated hereby and listed on Schedule 5.1(e) hereto; provided, however, that notwithstanding the foregoing, any consent in connection with the SV Lease shall not be considered a material consent necessary to effect such transactions for purposes of this Section 5.1(e).  Buyer hereby agrees to use its commercially reasonable efforts to assist Seller, at Seller's cost and expense, in obtaining such consents and agreements; provided, however, that Buyer shall not be obligated to accept any terms materially different from those that presently exist in such agreements.

(f)         Withholding Certificates.  Seller shall have delivered or caused to be delivered to Buyer such certificates, in form and substance satisfactory to Buyer, duly executed and acknowledged, as are necessary to establish that no amount paid by Buyer pursuant to this Agreement is subject to withholding pursuant to any provision of Tax law or regulations thereunder, including without limitation IRC Section 1445.

(g)        Seller's Closing Documents.  Buyer shall have received such further instruments and documents as are set forth in Section 2.4(a).

(h)        No Legal Actions.  No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding that shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking material damages with respect thereto.

(i)         Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned in this Section 5.1 or incident to any such transaction shall be reasonably satisfactory in form and substance to Buyer and its counsel.

(j)         Release of Liens.  All existing security interests of record in the assets of the Company shall have been released.

(k)        Resignations.  Each of the officers and directors of the Company shall have submitted their written resignations effective upon Closing.

(l)         Officer's Certificate.  Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed by a responsible officer of Seller certifying to the satisfaction of the conditions specified in Sections 5.1(a), (b) and (c) hereof.

(m)       Corporate Resolutions.  Seller shall have delivered to Buyer copies of all necessary corporate resolutions of Seller authorizing the execution, delivery and performance by Seller of this Agreement, the Escrow Agreement and the other transaction documents contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the secretary of Seller.

(n)        Inter-Company Balances.  All intercompany balances between the Company and Seller shall have been satisfied and paid in full or satisfied and deemed paid in full by treating such intercompany balances as adjustments to paid-in capital and the Company shall have provided evidence thereof reasonably satisfactory to Buyer.

(o)        Escrow Agreement.  Seller and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

(p)        Termination of Affiliate Agreements.  All agreements between the Company and its Affiliates shall be terminated.

(q)        Assignment of Intellectual Property.  All Intellectual Property used by the Company that is owned by, or registered in the name of Seller (including, without limitation, the Intellectual Property identified on Schedule 3.1(y)) shall have been assigned to the Company and such assignment shall have been registered with the appropriate governmental authorities.

(r)        Satisfactory Investigation.  Buyer shall have completed its investigation of the Business and assets and liabilities of the Company in connection with the transactions contemplated hereby and review of the schedules hereto and shall have been satisfied in its sole discretion with the results of such investigation.

5.2       Conditions Precedent to Obligation of Seller to Close.   The obligation of Seller to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

(a)        Representations and Warranties of Buyer.  The representations and warranties of Buyer under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

(b)        Observance and Performance of Buyer.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the date of the Closing.

(c)        No Legal Actions.  No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)        Proceedings and Documents.  All corporate and other proceedings and actions taken by Buyer in connection with the transactions contemplated hereby, and all certificates, opinions, agreements, instruments and documents mentioned in this Section 5.2 or incident to any such transaction shall be reasonably satisfactory in form and substance to Seller and its counsel.

(e)        Consent of Bank of America, N.A..  Seller shall have received the written consent, in form reasonably acceptable to Seller, of Bank of America, N.A., to the transactions contemplated by this Agreement.

(f)         Officer's Certificate.  Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by a responsible officer of Buyer and certifying to the satisfaction of the conditions specified in Sections 5.2(a) and (b) hereof.

(g)        Corporate Resolutions.  Buyer shall have delivered to Seller copies of all necessary corporate resolutions of Buyer authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement and the other transaction documents contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the secretary of Buyer.

(h)        Escrow Agreement.  Buyer and the Escrow Agent shall have executed and delivered to the Seller the Escrow Agreement.

(i)         Buyer's Closing Documents.  Seller shall have received such further instruments and documents as are set forth in Section 2.4(b).

ARTICLE VI.
Indemnification

6.1       Indemnification by Sellers.   Seller agrees to indemnify and hold harmless Buyer, and its officers, directors, employees, affiliates and agents, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by:

(a)        Any and all Loss (as defined below) resulting from any misrepresentation or breach of warranty by Seller under Section 3.1 of this Agreement;

(b)        Any and all Loss  resulting from any non fulfillment of any covenant or agreement on the part of Seller under Section 5.1 of this Agreement; and

(c)        Any and all Loss resulting from claims by any third party arising out of facts or circumstances relating to the Company or the Business occurring on or prior to the Closing Date, expressly including, without limitation, any claims by employees of the Company.

For the purpose of this Section 6.1, "Loss" means any and all loss, injury or damage incurred by Buyer in connection with any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, expenses and fees (and including court costs and reasonable attorneys fees and expenses incident to any of the foregoing).

6.2       Indemnification by Buyer.   Buyer agrees to indemnify and hold harmless Seller, and its officers, directors, employees, affiliates and agents, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by any of the following:

(a)        Any and all Loss resulting from any misrepresentation or breach of warranty by Buyer under Section 3.2 of this Agreement;

(b)        Any and all Loss resulting from any non fulfillment of any covenant or agreement on the part of Buyer under Section 6.2 of this Agreement; and

(c)        Any and all Loss resulting from claims by any third party arising out of facts or circumstances relating to the Company or the Business occurring after the Closing Date, expressly including, without limitation, any claims by employees of the Company.

For the purpose of this Section 6.2, "Loss" means any and all loss, injury or damage incurred by Seller in connection with any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, expenses and fees (and including court costs and reasonable attorneys fees and expenses) incident to any of the foregoing.

6.3       Procedures for Indemnification.   Except as otherwise provided in Sections 6.1 and 6.2, subject to the limitations imposed by Section 8.1, promptly after receipt by an indemnified party pursuant to the provisions of this Article VI of notice of the commencement of any action, claim or proceeding involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of this Article VI, promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than hereunder unless, and only to the extent that, such omission shall have materially adversely affected the indemnifying party' s ability to defend such action, claim or proceeding.  In case such action, claim or proceeding is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense or conduct thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, (i) if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would reasonably be expected to prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party at the indemnifying party's expense and (ii) if the claim or proceeding involves a Tax or an audit, examination, investigation, appeal, suit or other proceeding involving the determination of any Tax, the indemnifying party shall not have the right to assume the defense or conduct thereof, which defense or conduct shall instead remain within the sole power and authority of the indemnified party except that the indemnified party shall not settle such matter without the written consent of the indemnifying party, which consent shall not be unreasonably withheld taking into the account the circumstances of the indemnified party.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso reasonably of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation.

6.4       Certain Limitations.   The liability of Sellers or Buyer, as applicable, for claims under this Agreement shall be limited by the following:

(a)        The amount of Losses otherwise recoverable under this Article VI shall be reduced to the extent to which any federal, state, local or foreign tax liabilities of the Seller or Buyer, as applicable, or any of their respective affiliates is decreased by reason of any Loss in respect of which Seller or Buyer, as applicable, shall be entitled to indemnity under this Agreement.

(b)        If any matters giving rise to a claim of indemnification pursuant to Article VI may be covered by any insurance policy, then no amount shall be recovered pursuant to Article VI unless and until Buyer or Seller shall have made a claim against its insurers under such policy and such insurance claim shall have been finally decided.

(c)        No claim or claims with respect to Losses shall be asserted by Seller or Buyer pursuant to the provisions of this Article VI, unless the amount of such Losses exceeds at least $35,000 in the aggregate (such $35,000 amount, the "Indemnity Threshold") and then to the full extent of such Losses, provided, however, that the limitations set forth in this Section 6.4(c) shall not apply with respect to the inaccuracy or breach of any representation or warranty set forth in Section 3.1(i) or (s) or the last sentence of Section 3.1(h), provided further that any claim for Losses under such sections shall not be counted as contributing to either the Indemnity Threshold or the Indemnity Deductible.

(d)        The aggregate amount of Losses recoverable pursuant to the provisions of Article VI by Buyer and Seller shall be limited to $700,000.

ARTICLE VII.
Termination

7.1       Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)        by the consent of each of Buyer and Seller; or

(b)        by Buyer or Seller if (i) any of the conditions to their respective obligations specified in Article V hereof have not been satisfied or waived prior to Closing, or (ii) the transactions contemplated hereby shall not have been consummated on or before November 30, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of any of the conditions specified in Article V that are required to have been satisfied prior to the consummation of the transactions contemplated hereby.

7.2       Effect of Termination.   In the event of the termination of this Agreement by a party to this Agreement, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 3.1(dd), 3.2(e), 4.1(b), 4.2(b) and 8.2 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.

7.3       Refund of Deposit.   In the event of termination of this Agreement pursuant to Section 7.1, or by Buyer pursuant to Section 7.1(b), Seller will refund Buyer's $200,000 deposit heretofore paid to Seller.  Such refund will be made within five (5) days following notice of termination.  In the event of termination of this Agreement by Seller pursuant to Section 7.1(b), Buyer's $200,000 deposit shall be retained by Seller as liquidated damages for Buyer's failure to satisfy the conditions specified in Article V.

ARTICLE VIII.
Miscellaneous

8.1       Survival of Representations and Warranties.   The representations and warranties of Buyer and Seller in this Agreement shall survive the Closing for a period of one year , except the representations and warranties contained in Sections 3.1(a), (b), (c) and (f) and 3.2(a) and (b) shall survive indefinitely.

8.2       Expenses.   Each of the parties shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

8.3       Notices.   Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be deemed to be received when delivered in person or by telecopy at the respective telecopy numbers reflected below or at the close of the second full business day following the day on which such notice is mailed by certified mail, postage prepaid, addressed as follows:

If to Buyer: Western Filter Corporation
26235 Technology Drive
Valencia, CA 91355
Attention: Paul Akian
Telephone: (661) 295-0800
Telecopy: (661) 295-0200

With a copy to: Sheppard Mullin Richter & Hampton LLP
Forty Eighth Floor
333 South Hope Street
Los Angeles CA 90071
Attention: James J. Slaby
Telephone: (213) 617-5411
Telecopy: (213) 620-1398

If to Seller: Argan, Inc.
1 Church Street
Suite 302
Rockville, MD 20850
Attention: H. Haywood Miller III
Telephone: (301) 315-0027
Telecopy: (301) 315-0064

With a copy to: Robinson & Cole LLP
Financial Centre
P.O. Box 10305
Stamford, CT 06904-2305
Attention: Richard Krantz
Telephone: (203) 462-7505
Telecopy: (203) 462-7599

or to such other address with respect to any party as such party shall notify the others in writing as above provided.

8.4       Amendments.   This Agreement may not be amended, modified or supplemented except by written agreement of Seller and Buyer.

8.5       Waiver.   At any time prior to the Effective Time, Buyer or Seller may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law.  Any agreement on the part of Buyer and Seller to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Buyer and Seller.

8.6       Publicity.   Any public announcement or press release concerning the transactions contemplated by this Agreement shall require the prior approval of Seller and Buyer both as to the making of such announcement or release and as to the form and content thereof, except to the extent that a party is advised by counsel, in good faith, that such announcement or release is required as a matter of law and full opportunity for prior consultation is afforded to the other parties to the extent practicable.

8.7       Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8       Assignment of Agreement.   Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Buyer or Seller, whether by operation of law, asset or stock sale or otherwise, without the prior written consent of the other parties hereto.

8.9       Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

8.10     Counterparts.   This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

8.11     Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its conflicts of law rules.

8.12     Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

8.13     Remedies.   Except as otherwise provided in this Section 8.13, the rights and remedies provided herein shall be cumulative and nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the others in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.  Notwithstanding any contrary provision in this Agreement, in the absence of intentional misrepresentation or intentional omission of material facts, the indemnification provisions contained in Article VI hereof shall constitute the sole and exclusive remedy for any breach of a representation or warranty (but not a covenant) of any party to this Agreement.

8.14     Entire Agreement.   This Agreement and the transaction documents referred to herein constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

8.15     Further Assurances.   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

8.16     Consent to Jurisdiction and Waivers.   By their execution and delivery of this Agreement, each of Buyer and Seller expressly and irrevocably consents, and submits to the personal jurisdiction of the state courts of the State of California located in the County of Los Angeles and the United States District Court for the Central District of California.  Each of Buyer and Seller further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to the other parties hereto by hand or by any other manner provided for in Section 8.3.  Each of Buyer and Seller expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

8.17     Waiver of Jury Trial.   In the event that any dispute shall arise between or among any of the parties to this Agreement and litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Buyer and by a duly authorized officer of Seller as of the date first above written.

BUYER:

WESTERN FILTER CORPORATION

By:

Its:

SELLER:

ARGAN, INC.

By:

Its:

EXHIBIT B

 SELECTED DEFINITIONS

"Affiliated Group" means any affiliated group within the meaning of IRC §1504, any group of corporations filing an aggregate, combined, composite, consolidated, group or similar Tax Return for purposes of state, local or foreign Tax law.

"Buyer" means Western Filter Corporation.

"CERCLA" has the meaning set forth in Section 3.1(bb)(vii).

"Closing" has the meaning set forth in Section 2.4.

"Closing Date" has the meaning set forth in Section 2.4.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means Puroflow, Inc.

"Company Balance Sheet" has the meaning set forth in Section 3.1(h).

"Company Existing Property" has the meaning set forth in Section 3.1(aa)(xviii).

"Company Financial Statements" has the meaning set forth in Section 3.1(h).

"Company Intellectual Property" has the meaning set forth in Section 3.1(y)(i).

"Company Leased Property" has the meaning set forth in Section 3.1(aa)(xvii).

"Company Owned Property" has the meaning set forth in Section 3.1(aa)(xvii).

"Dollars" means United States Currency.

"Effective Time" has the meaning set forth in Section 2.4.

"Environmental Law" has the meaning set forth in Section 3.1(aa)(xvi).

"ERISA" has the meaning set forth in Section 3.1(s).

"Escrow Agreement" has the meaning set forth in Section 2.2(b).

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

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"Hazardous Substances" has the meaning set forth in Section 3.1(aa)(xv).

"Income Tax" means any federal, state, local or foreign Tax imposed on or measured by gross or net income or a taxable base in the nature of gross or net income (including franchise, alternative, minimum, alternative minimum, add-on, and surcharge and other similar Taxes), any Tax imposed in whole or in part in lieu of any of the foregoing, and in each instance any interest (including interest on deferred tax liability under IRC Section 453A(c), "look-back" interest under IRC Section 460 and similar amounts of interest imposed by the IRC), penalties, additions to tax or similar charges attributable to such Tax.

"IRC" means the Internal Revenue Code of 1986, as amended.

"Knowledge" has the meaning set forth in Section 3.1(ee).

"Material Adverse Effect" or "Materially Adversely Affected" shall mean any material adverse change in the business, properties, results of operations or condition (financial or otherwise) of a company or its business, taken as a whole.

"National Priorities List" has the meaning set forth in Section 3.1(aa)(ix).

"Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency and, when referring to the Business or the Company, with respect to the past custom and practice of the Business as operated by both Seller and by the Company).

"Permits" has the meaning set forth in Section 3.1(q).

"Purchase Price" has the meaning set forth in Section 2.1.

"Seller" means Argan, Inc.

"Tax Disclosure Schedule" has the meaning set forth in Section 3.1(i).

"Tax" or "Taxes" means (whether or not disputed) taxes of any kind, levies or other like assessments, duties, imposts, charges or fees , including but not limited to (x) all federal, state, local or foreign taxes, including all income, profits, capital gains, receipts, corporate franchise, net worth, sales, use, value added, property, ad valorem, value-added, intangible, unitary, transfer, stamp, documentary, license, payroll, employment, estimated, excise, environmental, occupation, premium, property, customs, duties, severance, windfall profits, franchise, license, withholding, social security, unemployment, disability, registration, alternative or add-on minimum, recapture or other taxes, levies, fees or assessments together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (y) any liability for payment of amounts described in clause (x) as a result of transferee liability, or being a member of an Affiliated Group for any period, or otherwise through operation of law, and (z) any liability for payment of amounts described in clauses (x) or (y) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement or any practice, policy or arrangement of indemnifying to indemnify any other person for taxes.

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"Tax Return or Return" means any return, declaration, report, claim for refund, information return or statement that relates to any Tax, including any schedule or attachment thereto and any amendment thereof.

"Treasury Regulation" means any final, proposed or temporary regulations promulgated under the IRC.

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